Exhibit 99.1

ALTRIA REPORTS 2022 THIRD-QUARTER AND NINE-MONTHS RESULTS;
NARROWS 2022 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - October 27, 2022 - Altria Group, Inc. (NYSE: MO) today reports our 2022 third-quarter and nine-months business results and narrows our guidance for 2022 full-year adjusted diluted earnings per share (EPS).
“This is an exciting moment on our journey towards Moving Beyond Smoking,” said Billy Gifford, Altria’s Chief Executive Officer. “Our tobacco businesses remained resilient during the first nine months of the year, and we continued to reward shareholders while making investments in pursuit of our Vision.”

“We are optimistic that the actions we have taken to date have strengthened our portfolio in the three major smoke-free categories. We have built a compelling portfolio in heated tobacco, enhanced our ability to compete in e-vapor and continued to strengthen on!’s position in the oral tobacco category.”

“We are narrowing our full-year 2022 guidance and now expect to deliver adjusted diluted EPS in a range of $4.81 to $4.89, representing a growth rate of 4.5% to 6% from a base of $4.61 in 2021. We believe this range allows us the flexibility to react to marketplace conditions.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q3 2022	Change vs. Q3 2021	Q3 YTD 2022	Change vs. Q3 YTD 2021
Net revenues	$6,550	(3.5)%	$18,985	(3.9)%
Revenues net of excise taxes	$5,412	(2.2)%	$15,605	(2.6)%

Reported tax rate	45.0%	27.4 pp	34.4%	(10.5) pp
Adjusted tax rate	24.9%	– pp	24.9%	– pp

Reported diluted EPS[2]	$0.12	100%+	$1.69	100%+
Adjusted diluted EPS[2]	$1.28	4.9%	$3.66	4.0%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on October 27, 2022 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Heated Tobacco Strategy
We recently announced significant updates on our plans to compete in the heated tobacco category. We announced the execution of an agreement with Philip Morris International Inc. regarding the IQOS Tobacco Heating System® and, separately, we announced the formation of a strategic partnership with JT Group and our expanded wholly owned heated tobacco portfolio.

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•In the third quarter, we repurchased 8.5 million shares at an average price of $43.68, for a total cost of $368 million.
•Through the first nine months, we repurchased 29.9 million shares at an average price of $48.60, for a total cost of approximately $1.45 billion.
•As of September 30, 2022, we had approximately $375 million remaining under our existing $3.5 billion share repurchase program, which we expect to complete by December 31, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
Dividends
•We paid dividends of approximately $1.6 billion in the third quarter and approximately $4.9 billion in the first nine months.
•In August, our Board increased our regular quarterly dividend for the 57th time in the past 53 years. Our current annualized dividend rate is $3.76 per share, representing a dividend yield of 8.2% as of October 25, 2022.
•We maintain our long-term objective of a dividend payout ratio target of approximately 80% of our adjusted diluted EPS. Future dividend payments remain subject to the discretion of our Board.
Capital Markets Activity
•We retired $1.1 billion of outstanding debt at maturity in August 2022.

Environmental, Social and Governance (ESG)
Our Corporate Responsibility Focus Areas are (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Corporate Responsibility section of www.altria.com.
•Some of our recent responsibility efforts and recognitions include the following:
◦We have continued to work with retailers to increase adoption and implementation of age validation technology (AVT) during 2022, with the goal of supporting responsible retailing across all tobacco transactions. Through September 2022, we are proud to announce that AVT has been implemented in more than 136,000 stores, representing approximately 79% of PM USA volumes.
◦The Women’s Business Enterprise National Council recognized our Supplier Diversity and Corporate Citizenship Departments with the “America’s Top Corporations: Resiliency Edition” award for unwavering commitment to Women’s Business Enterprises throughout 2020 and 2021 during the COVID-19 pandemic.
◦We were named #6 on Great Place to Work® and Fortune’s list of Best Workplaces in Manufacturing and Production™ for 2022. This was our second consecutive appearance on Great Place to Work® and Fortune’s list.

Macroeconomic and Geopolitical Conditions Impacting Our Businesses
Impact on Tobacco Business Operations and Impact on Adult Tobacco Consumers (ATCs)
•To date, our tobacco business operations have not experienced any material adverse effects associated with the evolving macroeconomic and geopolitical landscape.

•We continue to monitor the effects of the evolving macroeconomic environment on ATCs, such as impacts to disposable income, purchasing behaviors, overall tobacco product expenditures, mix between premium and discount brand purchases and adoption of smoke-free products. In the third quarter, ATC discretionary income levels remained under pressure as elevated gas prices and high inflation persisted. We believe that ATCs continued to adapt their purchasing behaviors to manage their spending.

ABI Investment Update
•The adverse macroeconomic and geopolitical landscape has continued to impact global businesses, and we expect this dynamic to continue in the near-term. While ABI’s business performance has been resilient, its business has continued to be impacted by supply chain constraints across certain markets, foreign exchange rate fluctuations, inflation, commodity cost headwinds and the Russian invasion of Ukraine (as evidenced by ABI fully impairing its joint venture with exposure to Russia and Ukraine in the first quarter of 2022).
•In preparing our financial statements for the period ended September 30, 2022, we considered the factors discussed above and our expectation for ABI’s recovery. We continue to believe that ABI’s share price performance is not reflective of its underlying long-term equity value and that ABI’s share price will recover. However, we believe that it will take longer than previously expected as the macroeconomic and geopolitical factors discussed above may continue to impact foreign exchange rates and ABI’s financial results and share price performance in the near-term.
•As a result of our evaluation of the decline in fair value of our investment in ABI and in accordance with applicable accounting guidance, we determined that the decline in fair value of our investment in ABI as of September 30, 2022 was “other than temporary.” Therefore, we recorded a non-cash, pre-tax impairment charge of approximately $2.5 billion for the three and nine months ended September 30, 2022, reflecting the difference between the fair value of our investment in ABI using ABI’s share price at September 30, 2022 and the carrying value of our investment in ABI at September 30, 2022 (prior to recording the impairment charge).

JUUL Investment Update
•As previously disclosed, we exercised our option to be released from our JUUL non-competition obligations on September 29, 2022, resulting in (i) the permanent termination of our non-competition obligations to JUUL, (ii) the loss of our JUUL board designation rights (other than the right to appoint one independent director so long as our ownership continues to be at least 10%), our preemptive rights, our consent rights and certain other rights with respect to our investment in JUUL and (iii) the conversion of our JUUL shares to single vote common stock, significantly reducing our voting power.
•While we retain our 35% economic stake in JUUL, we are exploring all options to build a U.S. Food and Drug Administration (FDA) authorized portfolio of e-vapor products that will help adult smokers transition away from cigarettes.

2022 Full-Year Guidance
We narrow our guidance for 2022 full-year adjusted diluted EPS to be in a range of $4.81 to $4.89, representing a growth rate of 4.5% to 6% from an adjusted diluted EPS base of $4.61 in 2021. While the 2022 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the impact of high inflation, rising interest rates and global supply chain disruptions, (ii) ATC dynamics, including disposable income, purchasing patterns and adoption of smoke-free products, and (iii) regulatory and legislative developments.
Our 2022 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) enhancement of our digital consumer engagement system, (ii) increased smoke-free product research, development and regulatory preparation expenses and (iii) marketplace activities in support of our smoke-free products. The guidance range also includes anticipated inflationary increases in MSA expenses and direct and indirect materials costs and our current expectation that PM USA will not have access to the IQOS system in 2022.

We expect our 2022 capital expenditures to be between $175 million and $225 million, a change from our previous expectation of $200 million to $250 million.
Our full-year adjusted diluted EPS guidance range excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, equity investment-related special items (including any changes in fair value of our equity investment recorded at fair value and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (such dispute resolutions are referred to as NPM Adjustment Items). See Table 1 below for the income and expense items for the first nine months of 2022.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Third Quarter
•Net revenues decreased 3.5% to $6.6 billion, primarily driven by the sale of our former Ste. Michelle wine business in October 2021 and lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 2.2% to $5.4 billion.
•Reported diluted EPS increased 100%+ to $0.12, primarily driven by lower reported losses from our investment in ABI (due primarily to a lower impairment of our investment in ABI), favorable Cronos-related special items, higher reported operating companies income (OCI) and fewer shares outstanding, partially offset by unfavorable changes in the estimated fair value of our investment in JUUL (including the corresponding adjustment for a tax valuation allowance).
•Adjusted diluted EPS increased 4.9% to $1.28, primarily driven by higher adjusted OCI and fewer shares outstanding.
First Nine Months
•Net revenues decreased 3.9% to $19.0 billion, primarily driven by the sale of our former Ste. Michelle wine business in October 2021 and lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 2.6% to $15.6 billion.
•Reported diluted EPS increased 100%+ to $1.69 primarily driven by lower reported losses from our investment in ABI (due primarily to a lower impairment of our investment in ABI), 2021 losses on early extinguishment of debt, higher reported OCI, fewer shares outstanding, favorable Cronos-related special items and favorable interest expense, partially offset by 2022 changes in the estimated fair value of our investment in JUUL (including the corresponding adjustment for a tax valuation allowance).
•Adjusted diluted EPS increased 4.0% to $3.66, primarily driven by fewer shares outstanding, higher adjusted OCI and favorable interest expense, partially offset by lower adjusted earnings from our equity investments.

Table 1 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Reported diluted EPS	$0.12	$(1.48)	100%+	$1.69	$0.46	100%+
NPM Adjustment Items	—	(0.02)		(0.02)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	0.03		—	0.05
Tobacco and health and certain other litigation items	0.02	0.04		0.04	0.06
JUUL changes in fair value	0.06	(0.05)		0.76	—
ABI-related special items	1.10	2.65		1.12	2.60
Cronos-related special items	—	0.05		0.09	0.11
Loss on early extinguishment of debt	—	—		—	0.27
Tax items	(0.02)	—		(0.02)	—
Adjusted diluted EPS	$1.28	$1.22	4.9%	$3.66	$3.52	4.0%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
NPM Adjustment Items
•In the first nine months of 2022, we recorded pre-tax income of $60 million (or $0.02 per share) for NPM Adjustment Items.
•In the third quarter and first nine months 2021, we recorded pre-tax income of $44 million (or $0.02 per share) and $76 million (or $0.03 per share), respectively, for NPM Adjustment Items and related interest. For the third quarter and first nine months of 2021, we recorded $21 and $53 million, respectively, as a reduction to cost of sales in the smokeable products segment, and recorded $23 million as interest income in both periods.
Asset Impairment, Exit, Implementation, Acquisition and Disposition-Related Costs
•In the third quarter of 2021, we recorded pre-tax charges of $61 million (or $0.03 per share), due primarily to charges associated with the sale of our former Ste. Michelle wine business.
•In the first nine months 2021, we recorded pre-tax charges of $117 million (or $0.05 per share), due primarily to charges associated with the sale of our former Ste. Michelle wine business and acquisition-related costs for the settlement of an arbitration related to the 2019 on! transaction.
Tobacco and Health and Certain Other Litigation Items
•In the third quarter and first nine months of 2022, we recorded pre-tax charges of $43 million (or $0.02 per share) and $101 million (or $0.04 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
•In the third quarter and first nine months of 2021, we recorded pre-tax charges of $105 million (or $0.04 per share) and $148 million (or $0.06 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
JUUL Changes in Fair Value
We recorded non-cash, pre-tax unrealized (income) losses from investments in equity securities as a result of changes in the estimated fair value of our investment in JUUL consisting of the following:

	Third Quarter		Nine Months Ended September 30,
($ in millions, except per share data)	2022	2021	2022	2021

(Income) losses from investments in equity securities	$100	$(100)	$1,355	$—
(Earnings) losses per share	$0.06	$(0.05)	$0.76	$—
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2022 and 2021.
ABI-Related Special Items
•In the third quarter and first nine months of 2022, equity earnings from ABI included net pre-tax losses of $2.5 billion (or $1.10 per share) and $2.6 billion (or $1.12 per share), respectively, substantially all of which related to an impairment of our investment in ABI.
•In the third quarter and first nine months of 2021, equity earnings from ABI included net pre-tax losses of $6.2 billion (or $2.65 per share) and $6.1 billion (or $2.60 per share), respectively, substantially all of which related to an impairment of our investment in ABI.
The ABI-related special items above include our respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.

Cronos-Related Special Items
We recorded net pre-tax (income) expense consisting of the following:

	Third Quarter		Nine Months Ended September 30,
($ in millions, except per share data)	2022	2021	2022	2021

(Gain) loss on Cronos-related financial instruments [1]	$—	$135	$14	$128
(Income) losses from investments in equity securities (2)	5	(46)	166	72
Total Cronos-related special items - (income) expense	$5	$89	$180	$200
(Earnings) losses per share	$—	$0.05	$0.09	$0.11
1 Amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections.
2 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos including the $107 million non-cash, pre-tax impairment of our investment in Cronos in the second quarter of 2022.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2022 and 2021 relating to the special items.
Loss on Early Extinguishment of Debt
•In the first nine months of 2021, we recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share).
Tax Items
•In the third quarter and first nine months of 2022, we recorded tax items of $42 million (or $0.02 per share) and $33 million (or $0.02 per share), respectively, due primarily to tax benefits associated with the release of a valuation allowance related to our Cronos warrant, partially offset by tax expense for tax reserves related to the disallowance of certain state tax credits.

SMOKEABLE PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues decreased 1.6%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes increased 0.4%.
•Reported OCI increased 1.4%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments, higher costs and 2021 NPM Adjustment Items.
•Adjusted OCI increased 1.8%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments and higher costs. Adjusted OCI margins increased by 0.9 percentage points to 58.9%.
First Nine Months
•Net revenues decreased 1.5%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes increased 0.6%.
•Reported and adjusted OCI increased 2.7% and 2.6%, respectively, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume, higher costs and higher per unit settlement charges. Adjusted OCI margins increased by 1.2 percentage points to 59.2%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Net revenues	$5,882	$5,975	(1.6)%	$17,020	$17,275	(1.5)%
Excise taxes	(1,108)	(1,218)		(3,289)	(3,620)
Revenues net of excise taxes	$4,774	$4,757	0.4%	$13,731	$13,655	0.6%

Reported OCI	$2,791	$2,753	1.4%	$8,112	$7,901	2.7%
NPM Adjustment Items	—	(21)		(60)	(53)
Tobacco and health and certain other litigation items	21	29		71	72
Adjusted OCI	$2,812	$2,761	1.8%	$8,123	$7,920	2.6%
Adjusted OCI margins [1]	58.9%	58.0%	0.9 pp	59.2%	58.0%	1.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 9.2%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and other factors, partially offset by trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume increased 3.3%, primarily driven by trade inventory movements.

First Nine Months
•Smokeable products segment reported domestic cigarette shipment volume decreased 9.0%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and other factors, partially offset by trade inventory movements.
•When adjusted for trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 9.5%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 7.5%.
•Reported cigar shipment volume decreased 4.0%, driven by trade inventory movements, macroeconomic pressures on ATC disposable income and other factors.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Cigarettes:
Marlboro	19,484	21,368	(8.8)%	57,809	63,122	(8.4)%
Other premium	997	1,042	(4.3)%	2,951	3,180	(7.2)%
Discount	1,364	1,640	(16.8)%	4,211	5,068	(16.9)%
Total cigarettes	21,845	24,050	(9.2)%	64,971	71,370	(9.0)%

Cigars:
Black & Mild	438	424	3.3%	1,303	1,356	(3.9)%
Other	1	1	—%	3	5	(40.0)%
Total cigars	439	425	3.3%	1,306	1,361	(4.0)%

Total smokeable products	22,284	24,475	(9.0)%	66,277	72,731	(8.9)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Third Quarter
•Marlboro retail share of the total cigarette category was 42.6%, a decrease of 0.4 share points and 0.1 share point sequentially, primarily due to increased macroeconomic pressures on ATC disposable income. However, Marlboro share of the premium segment grew to 58.4%, an increase of 0.7 share points versus the prior year and 0.4 share points sequentially.
•The cigarette industry discount retail share increased 1.6 share points to 27.1%, primarily due to the ATC factors mentioned above.
First Nine Months
•Marlboro retail share of the total cigarette category decreased 0.4 share points to 42.6%, primarily due to increased macroeconomic pressures on ATC disposable income. However, Marlboro share of the premium segment grew to 58.1%, an increase of 0.4 share points.
•The cigarette industry discount retail share increased 1.3 share points to 26.6%, primarily due to the ATC factors mentioned above.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Percentage point change	2022	2021	Percentage point change
Cigarettes:
Marlboro	42.6%	43.0%	(0.4)	42.6%	43.0%	(0.4)
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	3.0	3.5	(0.5)	3.2	3.5	(0.3)
Total cigarettes	47.9%	48.8%	(0.9)	48.1%	48.8%	(0.7)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues increased 7.0%, primarily driven by higher pricing, partially offset by higher promotional investments in on!. Revenues net of excise taxes increased 7.7%.
•Reported and adjusted OCI increased 4.9%, primarily driven by higher pricing, partially offset by higher costs, a higher percentage of on! shipment volume relative to MST versus the prior year (mix change) and higher promotional investments in on!. Adjusted OCI margins declined by 1.8 percentage points to 66.4%.
First Nine Months
•Net revenues were essentially unchanged as higher pricing was mostly offset by higher promotional investments in on!, lower shipment volume and mix change. Revenues net of excise taxes increased 0.5%.
•Reported OCI decreased 0.6%, primarily driven by higher promotional investments in on!, lower shipment volume, mix change and higher costs, partially offset by higher pricing and 2021 acquisition-related costs.
•Adjusted OCI decreased 3.4%, primarily driven by higher promotional investments in on!, lower shipment volume, mix change and higher costs, partially offset by higher pricing. Adjusted OCI margins declined by 2.7 percentage points to 68.0%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Net revenues	$670	$626	7.0%	$1,948	$1,945	0.2%
Excise taxes	(30)	(32)		(91)	(98)
Revenues net of excise taxes	$640	$594	7.7%	$1,857	$1,847	0.5%

Reported OCI	$425	$405	4.9%	$1,262	$1,269	(0.6)%
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—		—	37
Adjusted OCI	$425	$405	4.9%	$1,262	$1,306	(3.4)%
Adjusted OCI margins [1]	66.4%	68.2%	(1.8) pp	68.0%	70.7%	(2.7) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Oral tobacco products segment reported domestic shipment volume increased 1.3%, primarily driven by trade inventory movements, the industry’s growth rate and calendar differences, partially offset by retail share losses and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 2%.
First Nine Months
•Oral tobacco products segment reported domestic shipment volume decreased 1.8%, primarily driven by retail share losses and trade inventory movements, partially offset by calendar differences, the industry’s growth rate and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 1.5%.
•Total oral tobacco industry volume was essentially unchanged for the six months ended September 30, 2022, as the growth in oral nicotine pouches was offset by declining MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
Copenhagen	118.2	121.4	(2.6)%	356.5	378.4	(5.8)%
Skoal	45.3	47.7	(5.0)%	136.1	148.2	(8.2)%
on!	21.0	12.5	68.0%	59.6	34.6	72.3%
Other	16.9	17.2	(1.7)%	51.3	53.1	(3.4)%
Total oral tobacco products	201.4	198.8	1.3%	603.5	614.3	(1.8)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Third Quarter
•Oral tobacco products segment retail share was 46.2%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 26.7%. In the oral tobacco products segment, macroeconomic pressures on ATC disposable income resulted in share declines for MST products, which were partially offset by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 5.2%, an increase of 2.2 percentage points.
First Nine Months
•Oral tobacco products segment retail share was 46.6%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 27.3%. In the oral tobacco products segment, macroeconomic pressures on ATC disposable income resulted in share declines for MST products, which were partially offset by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 4.8% an increase of 2.6 percentage points.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2022	2021	Percentage point change	2022	2021	Percentage point change
Copenhagen	26.7%	29.2%	(2.5)	27.3%	29.8%	(2.5)
Skoal	11.1	12.3	(1.2)	11.4	12.6	(1.2)
on!	5.2	3.0	2.2	4.8	2.2	2.6
Other	3.2	3.2	—	3.1	3.2	(0.1)
Total oral tobacco products	46.2%	47.7%	(1.5)	46.6%	47.8%	(1.2)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches.
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company, and JUUL Labs, Inc. (JUUL), a U.S. based e-vapor company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2022 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. Prior to the sale of Ste.

Michelle Wine Estates Ltd. (Ste. Michelle) on October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. We have included results for innovative tobacco products and Philip Morris Capital Corporation in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q. These factors include the following:
▪unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our or any of our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes;
▪government (including the FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
▪tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult tobacco consumer purchases as a result of federal, state and local excise tax increases, and excise taxes on e-vapor and oral nicotine products and the impact on adult tobacco consumers’ transition to lower priced tobacco products;
▪unfavorable outcomes of any government investigations of us or our investees;
▪a successful challenge to our tax positions, an increase to the corporate income tax rate or other changes to federal or state tax laws;
▪the risks related to our and our investees’ international business operations, including failure to prevent violations of various United States and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
▪the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our and our investees’ ability to continue manufacturing and distributing products (directly or indirectly due to their impact on suppliers, distributors and distribution chain service providers) and their impact on macroeconomic conditions and, in turn, adult tobacco consumer purchasing behavior;
▪the failure of our and our investees’ efforts to compete effectively in their respective markets;
▪the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
▪our ability to promote brand equity successfully; anticipate and respond to evolving adult tobacco consumer preferences; develop, manufacture, market and distribute products that appeal to adult tobacco consumers; promote productivity; and protect or enhance margins through cost savings and price increases;
▪our failure to develop and commercialize innovative products, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, that appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions, including the Russian invasion of Ukraine;

▪the risks, including FDA regulatory risks, related to our and our investees’ reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco subsidiaries or our investees;
▪required or voluntary product recalls or prohibition on the marketing or sale of our or any of our investees’ products as a result of various circumstances such as FDA or other regulatory action or product contamination;
▪the failure of our information systems or the information systems of key suppliers or service providers to function as intended, or cyber attacks or security breaches;
▪our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions and other factors, including current labor market dynamics;
▪impairment losses as a result of the write down of intangible assets, including goodwill;
▪the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
▪our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
▪the risks related to disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets, which may adversely affect our earnings or dividend rate or both;
▪our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
▪the risks generally related to our agreement to assign exclusive U.S. commercialization rights to the IQOS system to Philip Morris International Inc. effective April 30, 2024, including our inability to realize the expected benefits of the transaction in the expected manner or time frame, or at all, and the outcome of any legal proceedings or investigations that may be instituted against the parties or others related to the transaction;
▪the risks generally related to our joint venture with a subsidiary of JT Group for the U.S. marketing and commercialization of heated tobacco stick products, including our inability to realize the expected benefits of the strategic partnership in the expected manner or time frame, or at all, changes in market and other conditions resulting in unanticipated delays in the design and development of future products or the commencement of test launches, the outcome of any legal proceedings or investigations that may be instituted against the parties or others related to the transaction, the failure to meet commercialization milestones and the inability of the parties to enter into future on terms acceptable to both parties and in the expected manner or time frame;
▪the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions, including divestiture of the investment or rescission of the transaction;
▪the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, litigation and reputational risks, and legislative and regulatory risks at the international, federal, state and local levels; and changes in the fair value of our investment in JUUL and impairment of our investment in Cronos;
▪the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL and restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024;
▪the risks associated with our investment in ABI, including effects of the COVID-19 pandemic, foreign currency exchange rates and macroeconomic and geopolitical conditions, including the Russian invasion of Ukraine, on ABI’s business and the impact on our earnings from, and carrying value of, our investment in ABI;
▪the risks related to our ownership percentage in ABI decreasing below certain levels, including additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors and our potential inability to use the equity method of accounting for our investment in ABI;
▪the risk of a successful challenge to the tax treatment of our equity investment in ABI; and
▪the risks, including criminal, civil or tax liability, related to our or Cronos’s failure to comply with applicable laws, including cannabis laws.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$6,550	$6,786	(3.5)%
Cost of sales [1]	1,715	1,858
Excise taxes on products [1]	1,138	1,255
Gross profit	3,697	3,673	0.7%
Marketing, administration and research costs	488	569
Operating companies income	3,209	3,104	3.4%
Amortization of intangibles	19	18
General corporate expenses	78	135
Operating income	3,112	2,951	5.5%
Interest and other debt expense, net	271	266
Net periodic benefit income, excluding service cost	(44)	(63)
(Income) losses from investments in equity securities [1]	2,478	5,915
(Gain) loss on Cronos-related financial instruments	—	135
Earnings (losses) before income taxes	407	(3,302)	100%+
Provision (benefit) for income taxes	183	(582)
Net earnings (losses)	224	(2,720)	100%+
Net (earnings) losses attributable to noncontrolling interests	—	(2)
Net earnings (losses) attributable to Altria	$224	$(2,722)	100%+

Per share data:
Diluted earnings (losses) per share attributable to Altria	$0.12	$(1.48)	100%+

Weighted-average diluted shares outstanding	1,799	1,842	(2.3)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$5,882	$670	$—	$(2)	$6,550
2021	5,975	626	177	8	6,786
% Change	(1.6)%	7.0%	(100.0)%	(100)%+	(3.5)%

Reconciliation:
For the quarter ended September 30, 2021	$5,975	$626	$177	$8	$6,786
Operations	(93)	44	(177)	(10)	(236)
For the quarter ended September 30, 2022	$5,882	$670	$—	$(2)	$6,550

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$2,791	$425	$—	$(7)	$3,209
2021	2,753	405	(24)	(30)	3,104
% Change	1.4%	4.9%	100.0%	76.7%	3.4%

Reconciliation:
For the quarter ended September 30, 2021	$2,753	$405	$(24)	$(30)	$3,104

NPM Adjustment Items - 2021	(21)	—	—	—	(21)
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2021	—	—	51	—	51
Tobacco and health and certain other litigation items - 2021	29	—	—	—	29
	8	—	51	—	59

Tobacco and health and certain other litigation items - 2022	(21)	—	—	—	(21)
	(21)	—	—	—	(21)
Operations	51	20	(27)	23	67
For the quarter ended September 30, 2022	$2,791	$425	$—	$(7)	$3,209

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$18,985	$19,758	(3.9)%
Cost of sales [1]	4,869	5,348
Excise taxes on products [1]	3,380	3,733
Gross profit	10,736	10,677	0.6%
Marketing, administration and research costs	1,389	1,542
Operating companies income	9,347	9,135	2.3%
Amortization of intangibles	54	53
General corporate expenses	192	255
Operating income	9,101	8,827	3.1%
Interest and other debt expense, net	832	869
Loss on early extinguishment of debt	—	649
Net periodic benefit income, excluding service cost	(137)	(152)
(Income) losses from investments in equity securities [1]	3,707	5,789
(Gain) loss on Cronos-related financial instruments	14	128
Earnings (losses) before income taxes	4,685	1,544	100%+
Provision (benefit) for income taxes	1,611	693
Net earnings (losses)	3,074	851	100%+
Net (earnings) losses attributable to noncontrolling interests	—	—
Net earnings (losses) attributable to Altria	$3,074	$851	100%+

Per share data[2]:
Diluted earnings (losses) per share attributable to Altria	$1.69	$0.46	100%+

Weighted-average diluted shares outstanding	1,808	1,849	(2.2)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$17,020	$1,948	$—	$17	$18,985
2021	17,275	1,945	494	44	19,758
% Change	(1.5)%	0.2%	(100.0)%	(61.4)%	(3.9)%

Reconciliation:
For the nine months ended September 30, 2021	$17,275	$1,945	$494	$44	$19,758
Operations	(255)	3	(494)	(27)	(773)
For the nine months ended September 30, 2022	$17,020	$1,948	$—	$17	$18,985

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$8,112	$1,262	$—	$(27)	$9,347
2021	7,901	1,269	21	(56)	9,135
% Change	2.7%	(0.6)%	(100.0)%	51.8%	2.3%

Reconciliation:
For the nine months ended September 30, 2021	$7,901	$1,269	$21	$(56)	$9,135

NPM Adjustment Items - 2021	(53)	—	—	—	(53)
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2021	—	37	52	—	89
Tobacco and health and certain other litigation items - 2021	72	—	—	—	72
	19	37	52	—	108

NPM Adjustment Items - 2022	60	—	—	—	60
Tobacco and health and certain other litigation items - 2022	(71)	—	—	—	(71)
	(11)	—	—	—	(11)
Operations	203	(44)	(73)	29	115
For the nine months ended September 30, 2022	$8,112	$1,262	$—	$(27)	$9,347

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,108	$1,218	$3,289	$3,620
Oral tobacco products	30	32	91	98
Wine	—	5	—	14
All other	—	—	—	1
	$1,138	$1,255	$3,380	$3,733

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,053	$1,116	$2,986	$3,183
Oral tobacco products	2	2	7	7
All other	—	—	—	1
	$1,055	$1,118	$2,993	$3,191

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$67	$69	$204	$206
Oral tobacco products	2	1	4	3
	$69	$70	$208	$209

The detail of (income) losses from investments in equity securities is as follows:

ABI	$2,367	$6,036	$2,155	$5,644
Cronos	11	(21)	197	145
JUUL	100	(100)	1,355	—
	$2,478	$5,915	$3,707	$5,789

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS
2022 Net Earnings (Losses)	$224	$0.12
2021 Net Earnings (Losses)	$(2,722)	$(1.48)
% Change	100%+	100%+

Reconciliation:
2021 Net Earnings (Losses)	$(2,722)	$(1.48)

2021 NPM Adjustment Items	(33)	(0.02)
2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	52	0.03
2021 Tobacco and health and certain other litigation items	80	0.04
2021 JUUL changes in fair value	(100)	(0.05)
2021 ABI-related special items	4,899	2.65
2021 Cronos-related special items	89	0.05
2021 Income tax items	(8)	—
Subtotal 2021 special items	4,979	2.70

2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(1)	—
2022 Tobacco and health and certain other litigation items	(32)	(0.02)
2022 JUUL changes in fair value	(100)	(0.06)
2022 ABI-related special items	(1,980)	(1.10)
2022 Cronos-related special items	(5)	—
2022 Income tax items	42	0.02
Subtotal 2022 special items	(2,076)	(1.16)

Fewer shares outstanding	—	0.03
Change in tax rate	1	—
Operations	42	0.03
2022 Net Earnings (Losses)	$224	$0.12

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2022 Reported	$407	$183	$224	$224	$0.12
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	—	1	1	—
Tobacco and health and certain other litigation items	43	11	32	32	0.02
JUUL changes in fair value	100	—	100	100	0.06
ABI-related special items	2,507	527	1,980	1,980	1.10
Cronos-related special items	5	—	5	5	—
Income tax items	—	42	(42)	(42)	(0.02)
2022 Adjusted for Special Items	$3,063	$763	$2,300	$2,300	$1.28

2021 Reported	$(3,302)	$(582)	$(2,720)	$(2,722)	$(1.48)
NPM Adjustment Items	(44)	(11)	(33)	(33)	(0.02)
Asset impairment, exit, implementation, acquisition and disposition-related costs	61	9	52	52	0.03
Tobacco and health and certain other litigation items	105	25	80	80	0.04
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	6,200	1,301	4,899	4,899	2.65
Cronos-related special items	89	—	89	89	0.05
Income tax items	—	8	(8)	(8)	—
2021 Adjusted for Special Items	$3,009	$750	$2,259	$2,257	$1.22

2022 Reported Net Earnings (Losses)				$224	$0.12
2021 Reported Net Earnings (Losses)				$(2,722)	$(1.48)
% Change				100%+	100%+

2022 Net Earnings Adjusted for Special Items				$2,300	$1.28
2021 Net Earnings Adjusted for Special Items				$2,257	$1.22
% Change				1.9%	4.9%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS[1]
2022 Net Earnings (Losses)	$3,074	$1.69
2021 Net Earnings (Losses)	$851	$0.46
% Change	100%+	100%+

Reconciliation:
2021 Net Earnings (Losses)	$851	$0.46

2021 NPM Adjustment Items	(57)	(0.03)
2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	95	0.05
2021 Tobacco and health and certain other litigation items	113	0.06
2021 ABI-related special items	4,828	2.60
2021 Cronos-related special items	205	0.11
2021 Loss on early extinguishment of debt	496	0.27
2021 Income tax items	(5)	—
Subtotal 2021 special items	5,675	3.06

2022 NPM Adjustment Items	45	0.02
2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(8)	—
2022 Tobacco and health and certain other litigation items	(76)	(0.04)
2022 JUUL changes in fair value	(1,355)	(0.76)
2022 ABI-related special items	(2,022)	(1.12)
2022 Cronos-related special items	(172)	(0.09)
2022 Income tax items	33	0.02
Subtotal 2022 special items	(3,555)	(1.97)

Fewer shares outstanding	—	0.08
Operations	103	0.06
2022 Net Earnings (Losses)	$3,074	$1.69

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS[1]
2022 Reported	$4,685	$1,611	$3,074	$3,074	$1.69
NPM Adjustment Items	(60)	(15)	(45)	(45)	(0.02)
Asset impairment, exit, implementation, acquisition and disposition-related costs	10	2	8	8	—
Tobacco and health and certain other litigation items	101	25	76	76	0.04
JUUL changes in fair value	1,355	—	1,355	1,355	0.76
ABI-related special items	2,560	538	2,022	2,022	1.12
Cronos-related special items	180	8	172	172	0.09
Income tax items	—	33	(33)	(33)	(0.02)
2022 Adjusted for Special Items	$8,831	$2,202	$6,629	$6,629	$3.66

2021 Reported	$1,544	$693	$851	$851	$0.46
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	117	22	95	95	0.05
Tobacco and health and certain other litigation items	148	35	113	113	0.06
ABI-related special items	6,111	1,283	4,828	4,828	2.60
Cronos-related special items	200	(5)	205	205	0.11
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	5	(5)	(5)	—
2021 Adjusted for Special Items	$8,693	$2,167	$6,526	$6,526	$3.52

2022 Reported Net Earnings (Losses)				$3,074	$1.69
2021 Reported Net Earnings (Losses)				$851	$0.46
% Change				100%+	100%+

2022 Net Earnings Adjusted for Special Items				$6,629	$3.66
2021 Net Earnings Adjusted for Special Items				$6,526	$3.52
% Change				1.6%	4.0%

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2021
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2021 Reported	$3,824	$1,349	$2,475	$2,475	$1.34
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	120	21	99	99	0.05
Tobacco and health and certain other litigation items	182	44	138	138	0.07
ABI-related special items	6,203	1,302	4,901	4,901	2.66
Cronos-related special items	466	(4)	470	470	0.25
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	3	(3)	(3)	—
2021 Adjusted for Special Items	$11,368	$2,849	$8,519	$8,519	$4.61

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$2,483	$4,544
Inventories	1,106	1,194
Other current assets	431	345
Property, plant and equipment, net	1,587	1,553
Goodwill and other intangible assets, net	17,530	17,483
Investments in equity securities	9,814	13,481
Other long-term assets	1,002	923
Total assets	$33,953	$39,523

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,443	$1,105
Accrued settlement charges	2,731	3,349
Other current liabilities	3,923	4,125
Long-term debt	24,848	26,939
Deferred income taxes	3,330	3,692
Accrued pension costs	196	200
Accrued postretirement health care costs	1,436	1,436
Other long-term liabilities	278	283
Total liabilities	38,185	41,129
Total stockholders’ equity (deficit)	(4,232)	(1,606)
Total liabilities and stockholders’ equity (deficit)	$33,953	$39,523

Total debt	$26,291	$28,044

						Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	(Income) losses from investments in equity securities	(Gain) loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
Asset impairment, exit, implementation, acquisition and disposition-related costs	$—	$—	$1	$—	$—	$—
Tobacco and health and certain other litigation items	—	21	20	2	—	—
JUUL changes in fair value	—	—	—	—	100	—
ABI-related special items	—	—	—	—	2,507	—
Cronos-related special items	—	—	—	—	5	—

2021 Special Items - (Income) Expense
NPM Adjustment Items	$(21)	$—	$—	$(23)	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	51	10	—	—	—
Tobacco and health and certain other litigation items	—	29	70	6	—	—
JUUL changes in fair value	—	—	—	—	(100)	—
ABI-related special items	—	—	—	—	6,200	—
Cronos-related special items	—	—	—	—	(46)	135

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings (losses). This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

						Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	Loss on early extinguishment of debt	(Income) losses from investments in equity securities	(Gain) loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
NPM Adjustment Items	$(60)	$—	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—	10	—	—	—	—
Tobacco and health and certain other litigation items	—	71	27	3	—	—	—
JUUL changes in fair value	—	—	—	—	—	1,355	—
ABI-related special items	—	—	—	—	—	2,560	—
Cronos-related special items	—	—	—	—	—	166	14

2021 Special Items - (Income) Expense
NPM Adjustment Items	$(53)	$—	$—	$(23)	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	88	28	—	—	—	—
Tobacco and health and certain other litigation items	—	72	70	6	—	—	—
ABI-related special items	—	—	—	—	—	6,111	—
Cronos-related special items	—	—	—	—	—	72	128
Loss on early extinguishment of debt	—	—	—	—	649	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings (losses). This schedule is not intended to provide, or reconcile, non-GAAP financial measures.